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                                                                    EXHIBIT 10.5

                        NEW YORK COMMUNITY BANCORP, INC.
                              EMPLOYMENT AGREEMENT

         This AGREEMENT ("Agreement") is effective as of March 27, 2001, by and among New York Community Bancorp, Inc., a corporation organized under the laws of Delaware (the "Holding Company"), Richmond County Savings Bank, a New York state chartered savings bank ("Richmond Bank"), Richmond County Financial Corp., a corporation organized under the laws of Delaware and the principal holding company for Richmond Bank ("Richmond"), and Anthony E. Burke ("Executive").

         WHEREAS, Executive is currently employed as President and Chief Operating Officer of Richmond and President and Chief Operating Officer of Richmond Bank;

         WHEREAS, Richmond is entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") with the Holding Company, pursuant to which Richmond will merge with and into the Holding Company (the "Merger") with the Holding Company being the surviving corporation and pursuant to which Richmond Bank will merge with and into New York Community Bank, a New York state chartered savings bank which is a wholly owned subsidiary of the Holding Company (the "Bank"), with the Bank being the surviving bank; and

         WHEREAS, Executive and Richmond are parties to an employment agreement amended and restated as of September 21, 1999, and Executive and Richmond Bank are parties to an employment agreement dated as of September 21, 1999 (together, the "Prior Employment Agreements");

         WHEREAS, the Holding Company has determined that it is in the best interests of the Holding Company and its shareholders to provide for the continuing availability to the Holding Company and the Bank of Executive's services and expertise following the "Effective Time" as such term is defined in the Merger Agreement, all on the terms and conditions set forth below;

         WHEREAS, Executive is willing to make his services available to the Holding Company and the Bank, on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
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1.   POSITION AND RESPONSIBILITIES.

     (a) During the period of Executive's employment under this Agreement, Executive agrees to serve as Senior Executive Vice President and Chief Operating Officer of the Holding Company and President and Chief Operating Officer of the Bank. Executive shall render such administrative and management services to the Holding Company and the Bank as are customarily performed by persons in similar executive capacities.

     (b) During the period of Executive's employment under this agreement, except for periods of absence occasioned by illness, vacation, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Holding Company and the Bank, as well as participation in community, professional and civic organizations; provided, however, that, with the approval of the Board of Directors of the Holding Company (the "Board of Directors" or the "Board"), as evidenced by a resolution of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board's judgment, will not present any conflicts of interest with the Holding Company or its subsidiaries, or materially affect the performance of Executive's duties pursuant to this Agreement.

2.   TERM OF EMPLOYMENT.

     (a) The period of Executive's employment under this Agreement shall continue for a period of three (3) years from the Effective Time. Commencing with the Effective Time, the term of this Agreement shall extend for one day each day until such time as the Board or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with
Section 8 of this Agreement, in which case the term of this Agreement shall become fixed and shall end on the third anniversary of the date of such written notice. The Board will review the Agreement and Executive's performance annually for purposes of determining whether to give notice not to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

     (b) Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Holding Company may terminate Executive's employment with the Holding Company or the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.   COMPENSATION, BENEFITS AND REIMBURSEMENT.

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     (a)  Base Salary. The Holding Company shall pay Executive an annual salary of not less than Executive's annual base salary with Richmond immediately prior to the Effective Time ("Base Salary"). Executive's Base Salary shall be payable in accordance with the normal payroll practices of the Holding Company and the Bank. Whenever used in this Agreement, Base Salary shall include any amounts of compensation deferred by Executive under any tax-qualified retirement or welfare benefit plan or any other deferred compensation arrangement maintained by the Holding Company or the Bank. During the term of this Agreement, the Board of Directors or a committee appointed by the Board of Directors shall review Executive's Base Salary at least annually and the Board of Directors or the committee may increase Executive's Base Salary at any time. Any increase in Executive's Base Salary shall become a term of this Agreement and shall be the new "Base Salary" for purposes of this Agreement.

     (b) Incentive Compensation. In addition to his Base Salary, Executive shall be entitled to participate in and shall receive payments under any incentive compensation bonus program sponsored by the Holding Company or the Bank. Executive's incentive compensation shall be determined by the Board of Directors or a committee appointed by the Board of Directors at a level appropriate for executive officers.

     (c) Club Dues. In addition to any other compensation provided for under this Agreement, the Holding Company shall pay, or cause the Bank to pay, Executive an amount sufficient, on an after-tax basis, to maintain his membership at a country club of Executive's choice.

     (d) Automobile and Cellular Phone. The Holding Company or the Bank shall provide Executive with, and Executive shall have the primary use of, an automobile owned or leased by the Holding Company or the Bank and the Holding Company or the Bank shall pay (or reimburse Executive) for all expenses of insurance, registration, operation and maintenance of the automobile. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile, as the Board of Directors may establish from time to time, and Executive's Form W-2 shall include annually any amount attributable to Executive's personal use of such automobile. The Holding Company or the Bank shall also provide Executive with a cellular phone and shall pay (or reimburse Executive) for all reasonable expenses related to the business use of such phone.

     (e) Vacation; Holidays; Sick Time. Executive shall be entitled to vacation in accordance with the standard vacation policies of the Holding Company for senior executive officers, but in no event less than four weeks vacation during each year of employment. Executive shall take vacation at a time mutually agreed upon by the Holding Company and Executive. Executive shall receive his Base Salary and other benefits during periods of vacation. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Holding Company. Executive shall also be entitled to sick leave in accordance with the policies

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of the Holding Company for senior executive officers.

     (f) Other Employee Benefits. In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites the Holding Company or the Bank offers to full-time employees or executive management in the future. The Holding Company or the Bank will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder without separately providing for an arrangement that ensures Executive receives or will receive the economic value that Executive would otherwise lose as a result of such adverse effect provided, however, that the Holding Company may make such changes to such plans, arrangements or perquisites generally provided on a nondiscriminatory basis to all employees, without Executive's consent. Without limiting the generality of the foregoing provisions of this paragraph, Executive shall be entitled to participate in or receive benefits under all plans relating to stock options, restricted stock awards, stock purchases, pension, profit sharing, employee stock ownership, supplemental retirement, group life insurance, medical and other health and welfare coverage that are made available by the Holding Company or the Bank at the effective time of this Agreement or at any time in the future during the term of this Agreement to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

     (g) Business Expenses. In addition to any other compensation or benefits provided for under this Agreement, the Holding Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive in performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement, the provisions of this Section 4 shall apply. Unless Executive otherwise agrees, as used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Holding Company or the Bank of Executive's full-time employment with the Holding Company or the Bank for any reason other than a termination for "Just Cause" (as defined in Section 7 of this Agreement); or (ii) Executive's resignation from the Holding Company or the Bank upon any (A) failure to nominate or re-elect Executive as a member of the Board of Directors of the Holding Company or the Bank or as an executive officer of the Bank or the Holding Company, (B) material change in Executive's function, duties, or responsibilities with the Holding

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Company or the Bank, which change would cause Executive's position(s) to become of lesser responsibility, importance, or scope, (C) relocation of Executive's principal place of employment by more than 40 miles from the Holding Company's offices, (D) material reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement (except as provided for under Section 3(f) of this Agreement), (E) liquidation or dissolution of the Holding Company or the Bank, or (F) material breach of this Agreement by the Holding Company. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F) above, Executive shall have the right to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six (6) full calendar months after the event giving rise to Executive's right to elect to terminate his employment.

     (b) Upon Executive's termination from employment in accordance with paragraph (a) of this Section 4, on the Date of Termination, as defined in
Section 8 of the Agreement, the Holding Company shall pay Executive, or, in the event of his death, his beneficiary or beneficiaries, or his estate, as the case may be, an amount equal to the sum of: (i) the Base Salary and incentive compensation that would have been paid to Executive pursuant to Sections 3(a) and (b) of this Agreement for the remaining term of this Agreement had the Event of Termination not occurred (based on Executive's then current Base Salary and most recently paid or accrued bonus at the time of the Event of Termination), plus (ii) the amount of any benefits received or to be received by Executive or contributions made or to be made on behalf of Executive pursuant to any employee benefit plans maintained by the Bank for the remaining term of this Agreement. At the election of Executive, which election is to be made prior to the Date of Termination, such payments shall be made in a lump sum. In the event that no election is made, payment to Executive will be made on a monthly basis in approximately equal installments during the remaining unexpired term of the Agreement. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

     (c)  In addition to the payments provided for in paragraph (b) of this
Section 4, upon Executive's termination of employment in accordance with the provisions of paragraph (a) of this Section 4, to the extent that the Holding Company or the Bank continues to offer any life, medical, health, disability or dental insurance plan or arrangement in which Executive participates on the last day of his employment (each being a "Welfare Plan"), Executive and his covered dependents shall continue participating in such Welfare Plans, subject to the same premium contributions on the part of Executive as were required immediately prior to the Event of Termination until the earliest of (i) his death (ii) his employment by another employer other than one of which he is the majority owner or (iii) the end of the remaining term of this Agreement. If the Holding Company or the Bank does not offer the Welfare Plans at any time after the Event of Termination, then the Holding Company or the Bank shall provide Executive with a payment equal to the premiums for such benefits for the period that runs until the earliest of (i) his death (ii) his employment by another employer other than one of which he is the

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majority owner or (iii) the end of the remaining term of this Agreement.

5.   CHANGE IN CONTROL.

     (a) For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events:

          (1) individuals who, immediately after the Effective Time, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such time, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Holding Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Holding Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

          (2) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company's then outstanding securities eligible to vote for the election of the Board (the "Holding Company Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Holding Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Holding Company or any Subsidiary,
     (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) a transaction (other than one described in (iii) below) in which Holding Company Voting Securities are acquired from the Holding Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (D) does not constitute a Change in Control under this paragraph
     (ii);

          (3) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Holding Company or any of its Subsidiaries that requires the approval of the Holding Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more

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     than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Holding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Holding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Holding Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination; or

          (4) the stockholders of the Holding Company approve a plan of complete liquidation or dissolution of the Holding Company or the Bank or a sale of all or substantially all of the Holding Company's or the Bank's assets.

          Notwithstanding the foregoing, a Change in Control of the Holding Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of Holding Company Voting Securities as a result of the acquisition of Holding Company Voting Securities by the Holding Company which reduces the number of Holding Company Voting Securities outstanding; provided, that if after such acquisition by the Holding Company such person becomes the beneficial owner of additional Holding Company Voting Securities that increases the percentage of outstanding Holding Company Voting Securities beneficially owned by such person, a Change in Control of the Holding Company shall then occur.

     (b) If any of the events described in paragraph (a) of this Section 5, constituting a Change in Control, have occurred or the Board of Directors determines that a Change in Control has occurred, Executive shall be entitled to the payments and benefits provided in paragraphs (c), (d), (e), (f) and (g) of this Section 5 upon his termination of employment on or after the date the Change in Control occurs due to (i) Executive's dismissal from employment with the Holding Company or the Bank (or their successors), unless Executive's termination is for Just Cause, or (ii) Executive's resignation at any time during the term of this Agreement following any

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demotion(s), loss of title(s), office(s) or significant authority or responsibility, reduction in annual compensation or benefits or relocation of his principal place of employment by more than 40 miles from its location immediately prior to the Change in Control; provided, however, that such payments and benefits shall be reduced by any payments or benefits provided pursuant to Section 4 of this Agreement.

     (c) Upon the occurrence of a Change in Control followed by Executive's termination of employment, as provided in paragraph (b) of this Section 5, the Holding Company (or its successors) shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, the greater of: (i) the payments and benefits that would be due for the remaining term of the Agreement pursuant to the provisions of Section 3 of this Agreement (provided that for purposes of Section 3(b), the annual bonus amount shall be the highest bonus earned during the last three fiscal years immediately prior to termination) or
(ii) three (3) times the sum of the following items:

          (1) the average of Executive's annual base salary for the five (5) preceding taxable years, including, if applicable, years of employment with the Holding Company or the Bank, Richmond or Richmond Bank and their predecessors and affiliates;

          (2) the average bonus paid to Executive for the five (5) preceding taxable years, including, if applicable, years of employment with the Holding Company or the Bank, Richmond or Richmond Bank and their predecessors and affiliates;

          (3) the average income realized during the five (5) preceding taxable years as a result of the vesting of any restricted stock granted to Executive by the Holding Company or Richmond;

          (4) the average fair market value of the allocation made on behalf of Executive during the five (5) preceding taxable years determined as of the date the allocation was made under any tax-qualified defined contribution retirement plan sponsored by the Holding Company or the Bank, Richmond or Richmond Bank and their predecessors and affiliates; provided, however, that this amount shall not include the value of any allocation made on behalf of Executive under the Richmond County Savings Bank Employee Stock Ownership Plan during the year in which the Effective Time occurs solely as a result of the Merger; and

          (5) the average fair market value of the annual credit made on behalf of Executive during the five (5) preceding taxable years under any non-tax-qualified supplemental retirement plan sponsored by the Holding Company or the Bank, Richmond or Richmond Bank and their predecessors and affiliates; provided, however, that this amount shall not include the value of any credit made on behalf of Executive under a

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     supplemental plan related to the Richmond County Savings Bank Employee
     Stock Ownership Plan during the year in which the Effective Time occurs solely as a result as a result of the Merger.

     (d) Upon the occurrence of a Change in Control, Executive will be entitled to receive benefits due him under or contributed by the Holding Company or the Bank on his behalf pursuant to any retirement, incentive, profit sharing or other retirement, bonus, performance, disability or other employee benefit plan provided by the Holding Company or the Bank to the extent such benefits are not otherwise paid to Executive under a separate provision of this Agreement.

     (e) Upon Executive's termination of employment pursuant to this Section 5, the Holding Company will cause to be continued life, medical and disability coverage substantially identical to the coverage provided by the Holding Company or the Bank for Executive and any of his dependents covered under such plans immediately prior to the Change in Control. Such coverage shall cease upon the expiration of thirty-six (36) full calendar months following the Date of Termination. In the event Executive's participation in any such plan or program is barred, the Holding Company shall arrange to provide Executive and his dependents with benefits substantially similar to those which Executive and his dependents would otherwise have been entitled to receive under such plans and programs, from which their continued participation is barred, or provide Executive their economic equivalent.

     (f) The use or provision of any membership, license, automobile use, or other perquisites shall be continued during the remaining term of the Agreement following a Change in Control on the same financial terms and obligations as were in place immediately prior to the Change in Control. To the extent that any item referred to in this paragraph will, at the end of the term of this Agreement, no longer be available to Executive, Executive will have the option to purchase all rights then held by the Holding Company or the Bank to such item for a price equal to the then fair market value of the item.

     (g) In the event that Executive is receiving monthly payments pursuant to this Section 5, on an annual basis, thereafter, between the dates of January 1 and January 31 of each year, Executive shall elect whether the balance of the amount payable under the Agreement at that time shall be paid in a lump sum or on a pro rata basis pursuant to such section. Such election shall be irrevocable for the year for which such election is made.

6.   TAX INDEMNIFICATION PROVISIONS

     (a) For any taxable year in which Executive shall be liable for the payment of an excise tax under Section 4999 of the Code (or any successor provision thereto), with respect to any payment in the nature of the compensation made by the Holding Company or its subsidiaries, or Richmond, Richmond Bank or its successors, to (or for the benefit of) Executive

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pursuant to this Agreement, the Prior Employment Agreements or otherwise, the
Holding Company (or any successor thereto) shall pay to Executive an amount determined under the following formula:

               An amount equal to:  (E x P) + X

         WHERE:

               X    =              E x P
                           -----------------------------------------
                           1 - [(FI x (1 - SLI)) + SLI + E + M + PO]

               E    = the rate at which the excise tax is assessed under Section
                      4999 of the Code;

               P    = the amount with respect to which such excise tax is
                      assessed, determined without regard to this Section 6;

               FI   = the highest marginal rate of federal income, employment, and other taxes (other than taxes imposed under Section 4999 of the Code) applicable to Executive for the taxable year in question (including any effective increase in Executive's tax rate attributable to the disallowance of any deduction);

               SLI  = the sum of the highest marginal rates of income and payroll tax applicable to Executive under applicable state and local laws for the taxable year in question (including any effective increase in Executive's tax rate attributable to the disallowance of any deduction);

               M    = highest marginal rate of Medicare tax; and

               PO   = adjustment for phase out of or loss of deduction, personal exemption or other similar items.

               With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement or otherwise and on which an excise tax under Section 4999 of the Code may or will be assessed, the payment determined under this Section 6 shall be made to Executive on the earliest of (i) the date the Holding Company is required to withhold such tax, or (ii) the date the tax is required to be paid by Executive. It is the intention of the parties that the Holding Company provide Executive with a full tax gross-up under the provisions of this Section 6, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 (or any successor provisions) of the Code had not been imposed. The payment may be adjusted, as appropriate, if alternative minimum tax

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rules under the Code are applicable to Executive.

     (b) Notwithstanding the foregoing, if it is (i) initially determined by the Holding Company's independent accountants that no excise tax under Section 4999 is due with respect to any payment or benefit described in the first paragraph of Section 6(a) and, thereafter, it is determined in a final judicial determination or a final administrative settlement that the Section 4999 excise tax is due with respect to such payments or benefits or (ii) subsequently determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excise tax under Section 4999 is due or that the excess parachute payment as defined in Section 4999 of the Code is more than the amount determined as "P", above (such revised determination under (i) or (ii) above being thereafter referred to as the "Determinative Excess Parachute Payment"), then the independent accountants of the Holding Company (or any successor thereto) shall determine the amount (the "Adjustment Amount"), the Holding Company (or its successor) must pay to Executive, in order to put Executive in the same position as Executive would have been if the amount determined as "P" above had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the tax advisors shall take into account any and all taxes (including any penalties of any nature and interest) paid or payable by Executive in connection with such final judicial determination or final administrative settlement. As soon as practicable after the Adjustment Amount has been so determined, the Holding Company shall pay the Adjustment Amount to Executive.

     (c) The Holding Company (or its successor) shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, reasonable accountant's fees, interest, fines and penalties of any kind) which Executive incurs as a result of any administrative or judicial review of Executive's liability under Section 4999 of the Code by the Internal Revenue Service or any comparable state agency through and including a final judicial determination or final administrative settlement of any dispute arising out of Executive's liability for the Section 4999 excise tax or otherwise relating to the classification for purposes of
Section 280G of the Code of any payment or benefit in the nature of compensation made or provided to Executive by the Holding Company or any successor thereto. Executive shall promptly notify the Holding Company in writing whenever Executive receives notice of the commencement of any judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable is being reviewed or is in dispute (including a notice of audit or other inquiry concerning the reporting of Executive's liability under Section 4999). The Holding Company (or its successor) may assume control at its expense over all legal and accounting matters pertaining to such federal or state tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this contract) and Executive shall cooperate fully with the Holding Company in any such proceeding. Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Holding Company (or its successor) may have in connection therewith without prior consent by the Holding Company (or its successor). In the

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event that the Holding Company (or its successor) elects not to assume control over such matters, the Holding Company (or its successor) shall promptly reimburse Executive for all expenses related thereto as and when incurred upon presentation of appropriate documentation relating thereto.

     It is intended by the parties to this Agreement that this Section 6 shall survive the expiration of the term of this Agreement.

7.   TERMINATION FOR CAUSE.

     Termination for "Just Cause" shall mean a termination because of: (i) Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement which results in a material loss to the Holding Company or the Bank, or (ii) Executive's conviction of a crime or act involving moral turpitude or a final judgement rendered against Executive based upon actions of Executive which involve moral turpitude. For the purposes of this Section 7, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Holding Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was engaged in conduct justifying termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause. During the period beginning on the date of the Notice of Termination pursuant to Section 8 hereof through the Date of Termination, stock options and related limited rights (if any) granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Holding Company vest. At the Date of Termination, such stock options and related limited rights (if any) and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such termination for Just Cause.

8.   NOTICE.

     (a) Any purported termination by the Holding Company or by Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given). For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Holding Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section 8(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.   DISABILITY

     (a)  Disability

          (i) The Holding Company or Executive may terminate Executive's employment after having established Executive's disability. For purposes of this agreement, "Disability" means a physical or mental infirmity that impairs Executive's ability to substantially perform his duties under this Agreement and that results in

     Executive's becoming eligible for long-term disability benefits under a long-term disability plan of the Holding Company or the Bank (or, if the Holding Company or the Bank has no such plan in effect, that impairs Executive's ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

          (ii) In the event of such Disability, Executive's obligation to perform services under this Agreement will terminate. In the event of such termination, Executive shall continue to receive (x) one hundred percent (100%) of his monthly base salary (at the annual rate in effect on the Date of Termination) through the one hundred eightieth (180th) day following the Date of Termination by reason of Disability and (y) sixty-six and two-thirds percent (66 2/3%) of Executive's monthly base salary from the one hundred eighty-first (181st) day following termination through the earliest of the date of Executive's death, recovery from such disability or the date Executive attains age 65. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any disability program sponsored by the Holding Company or the Bank. In addition, during any period of Executive's Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) of the Holding Company or the Bank in which Executive participated prior to the occurrence of Executive's Disability, on the same terms as if Executive were actively employed by the Holding Company or the Bank.

10.  POST-TERMINATION OBLIGATIONS.

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 10 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Holding Company as may reasonably be required by the Holding Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. The Holding Company will reimburse the Executive for reasonable costs incurred by the Executive in connection with furnishing such information and assistance to the Holding Company.

11.  SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash, check or wire transfer from the general funds of the Holding Company.

12.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     The parties agree that the Prior Employment Agreements are null and void effective as of the date hereof. Notwithstanding the foregoing, if the Merger Agreement is terminated pursuant to Article VIII of the Merger Agreement, the Prior Employment Agreements shall be deemed to have not been canceled and this Agreement shall be null and void. In consideration of Executive's termination of the Prior Employment Agreements, Richmond and Richmond Bank agree that they will not terminate Executive's employment without Just Cause during the period of time beginning as of the date hereof and ending at the Effective Time. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between any predecessor of the Holding Company and Executive (including the Prior Employment Agreements), except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.  NO ATTACHMENT; SUCCESSORS.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Holding Company and their respective successors and assigns.

14.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.  HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.  GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law of that state.

18.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Holding Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

19.  PAYMENT OF LEGAL FEES.

     In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of: (i) all legal fees incurred by Executive in resolving such dispute or controversy, and (ii) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

20.  INDEMNIFICATION.

     (a) The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under the Delaware General Corporation Law and the Holding Company's certificate of incorporation and bylaws against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company, any affiliate of the Holding Company or any predecessor to the Holding Company or and affiliate of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

     (b) Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and 12 C.F.R.
Part 359 and any rules or regulations promulgated thereunder.

21.  SUCCESSOR TO THE HOLDING COMPANY.

     The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

             [The remainder of the page is intentionally left blank]

                                   SIGNATURES

         IN WITNESS WHEREOF, New York Community Bancorp, Inc., Richmond County Financial Corp. and Richmond County Savings Bank have caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Executive has signed this Agreement, on the date set forth on the first page hereof.

ATTEST:                                    NEW YORK COMMUNITY BANCORP, INC.

/s/ Michael J. Lincks                      By: /s/ Joseph R. Ficalora
-----------------------------                  ----------------------------
Secretary

[SEAL]


ATTEST:                                    RICHMOND COUNTY FINANCIAL CORP.
/s/ Carolynn Orisino
------------------------
Secretary                                  By: /s/ Michael F. Manzulli
                                               ----------------------------

[SEAL]

ATTEST:                                    RICHMOND COUNTY SAVINGS BANK

/s/ Carolynn Orisino                       By: /s/ Michael F. Manzulli
-----------------------------                  ----------------------------
Secretary

[SEAL]

WITNESS:                                   EXECUTIVE

/s/ Carolynn Orisino                       /s/ Anthony E. Burke
-----------------------------              --------------------------------
                                           Anthony E. Burke